Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”), dated as of May 3, 2022, to the Amended and Restated Employment Agreement with the Company entered into as of February 22, 2021 (the “Employment Agreement”), is made by and between MFA Financial, Inc. (the “Company”) and Craig L. Knutson (“Executive”).

WITNESSETH:
WHEREAS, the Company and Executive desire to amend the Employment Agreement.
NOW, THEREFORE, the Company and Executive agree as follows:

1.Section 2 of Exhibit A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“2. Target Bonus. For each Performance Period, the Executive’s target annual cash bonus (the “Target Bonus”) shall be $2,000,000. The Compensation Committee may increase or decrease the Executive’s Target Bonus for a Performance Period; provided that, the Executive’s Target Bonus may only be decreased if such decrease is part of an overall Company reduction of executive target bonuses and the applicable decrease (on a percentage basis) is substantially equivalent to that applicable to other senior executives of MFA. The Executive is eligible to receive an Annual Bonus from zero to two times the Target Bonus for each Performance Period, and the actual amount of the Annual Bonus payable to the Executive, if any, for each Performance Period, shall be determined by the Compensation Committee in accordance with the following: (a) 75% of the Annual Bonus shall be based on achievement of objective performance goals established by the Compensation Committee, and (b) 25% of the Annual Bonus shall be based on such factors as determined by the Compensation Committee, including individual performance.”

2.Section 3 of Exhibit A of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3. Payment of Annual Bonus. The Annual Bonus shall be paid in cash between January 1 and March 15 following the end of the Performance Period. All determinations with respect to the Annual Bonus, including the amount, if any, which is payable to the Executive for each Performance Period, shall be made by the Compensation Committee, in good faith. Any such determinations shall be final and binding on the Executive and MFA.”

3.Sections 4, 5, 6, 7, and 8 of Exhibit A to the Employment Agreement are hereby deleted in their entirety.

4.Except as hereinabove modified and amended, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by an authorized officer or authorized signatory, and Executive has hereunto set Executive’s hand, to be effective as of the date set forth above.

MFA FINANCIAL, INC.
By: /s/ Laurie S. Goodman
Name: Laurie S. Goodman
Title: Chair of the Board

EXECUTIVE:

/s/ Craig L. Knutson
Craig L. Knutson